Exhibit 99.1

Texas Roadhouse, Inc. Announces Third Quarter 2015 Results

LOUISVILLE, KY. (November 2, 2015) — Texas Roadhouse, Inc. (NasdaqGS: TXRH), today announced financial results for the 13 and 39 week periods ended September 29, 2015.

	Third Quarter			Year to Date
($000’s)	2015	2014	% Change	2015	2014	% Change

Total revenue	$438,089	$385,218	14	$1,353,017	$1,177,723	15
Income from operations	30,556	28,821	6	110,852	103,406	7
Net income	20,482	18,881	8	73,912	68,427	8
Diluted EPS	$0.29	$0.27	8	$1.05	$0.97	8

Results for the third quarter included the following highlights:

•                  Comparable restaurant sales increased 6.9% at company restaurants and 7.7% at franchise restaurants;

•                  Restaurant margin, as a percentage of restaurant sales, decreased 22 basis points to 16.6%, primarily driven by higher labor costs.  Wage rate inflation, along with higher healthcare costs, more than offset the impact of higher average unit volume;

•                  Diluted earnings per share increased 8.0% to $0.29 from $0.27 in the prior year;

•                  10 company-owned restaurants were opened, including one Bubba’s 33 restaurant; and,

•                  The Company repurchased 44,000 shares of its common stock for $1.6 million.

Results for year-to-date included the following highlights:

•                  Comparable restaurant sales increased 8.1% at company restaurants and 7.4% at franchise restaurants;

•                  Restaurant margin, as a percentage of restaurant sales, decreased 78 basis points to 17.3%.  Food cost inflation of approximately 6.0% driven by beef, more than offset the impact of higher average unit volume;

•                  Diluted earnings per share increased 8.0% to $1.05 from $0.97 in the prior year;

•                  22 company-owned restaurants were opened, including four Bubba’s 33 restaurants; and,

•                  The Company repurchased 132,089 shares of its common stock for $4.7 million.

Kent Taylor, Chief Executive Officer of Texas Roadhouse, Inc., commented, “We are pleased with our third quarter results, which included double digit revenue growth comprised of solid comparable restaurant sales growth of 6.9% and store week growth of 7.7% from new restaurant development.  Our performance continues to be driven by our commitment to legendary food and legendary service.”

Taylor continued, “Our new restaurant pipeline is strong and we remain on track with our development plans for 2015 and 2016.  The consistency of our business and our healthy cash flow generation allows us to fund our new restaurant growth through internal cash flow, while also returning excess capital to our shareholders through dividends and share repurchases, driving further shareholder value.”

2015 Outlook

The Company reported that comparable restaurant sales at company restaurants for the first four weeks of its fourth quarter of fiscal 2015 increased approximately 5.0% compared to the prior year period.

Management updated the following expectations for 2015:

•                  Approximately 30 company restaurant openings, including four Bubba’s 33 restaurants (from as many as five Bubba’s 33 restaurants previously);

•                  Food cost inflation of approximately 5.0% (from 4.0% to 4.5% previously);

•                  An income tax rate of approximately 30.0% to 30.5%, depending on the reinstatement of certain federal tax credits (from 30.0% to 31.0% previously); and,

•                  Total capital expenditures of approximately $160.0 million (from $145.0 million to $155.0 million previously).

Management reiterated the following expectation for 2015:

•                  Mid-single digit comparable restaurant sales growth.

2016 Outlook

Management provided the following expectations for 2016:

•                  Positive comparable restaurant sales growth;

•                  25 to 30 company restaurant openings, including at least five Bubba’s 33 restaurants;

•                  Low-single digit food cost deflation;

•                  An income tax rate of 30.0% to 31.0%, depending on the reinstatement of certain federal tax credits; and,

•                  Total capital expenditures of $155.0 million to $165.0 million.

Conference Call

The Company is hosting a conference call today, November 2, 2015 at 5:00 p.m. Eastern Time to discuss these results.  The dial-in number is (877) 604-9668 or (719) 325-4794 for international calls.  A replay of the call will be available for one week following the conference call.  To access the replay, please dial (877) 870-5176 or (858) 384-5517 for international calls, and use 2485478 as the pass code.  There will be a simultaneous Web cast conducted at www.texasroadhouse.com.

About the Company

Texas Roadhouse is a casual dining concept that first opened in 1993 and today operates over 480 restaurants system-wide in 49 states and four foreign countries.  For more information, please visit the Company’s Web site at www.texasroadhouse.com.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance, are forward-looking statements that involve risks and uncertainties.  Such statements are based upon the current beliefs and expectations of the management of the Company.  Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurants opening; the sales at these and our other company and franchise restaurants; changes in restaurant development or operating costs, such as food and labor; our ability to acquire franchise restaurants; our ability to integrate the franchise restaurants we acquire or other concepts we develop; our ability to continue to generate the necessary cash flows to fund our new restaurant growth, continue our share repurchase program and pay a quarterly cash dividend; strength of consumer spending; pending or future legal claims; breaches of security; conditions beyond our control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting our customers or food supplies; acts of war or terrorism and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission.  Investors should take such risks into account when making investment decisions.  Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  We undertake no obligation to update any forward-looking statements.

# # #

Contacts:

Investor Relations

Tonya Robinson

(502) 515-7269

Media

Travis Doster

(502) 638-5457

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	13 Weeks Ended		39 Weeks Ended
	September 29, 2015	September 30, 2014	September 29, 2015	September 30, 2014
Revenue:
Restaurant sales	$433,932	$381,991	$1,340,917	$1,167,766
Franchise royalties and fees	4,157	3,227	12,100	9,957

Total revenue	438,089	385,218	1,353,017	1,177,723

Costs and expenses:
Restaurant operating costs (excluding depreciation and amortization shown separately below):

Cost of sales	156,643	137,658	484,700	409,552
Labor	129,198	112,521	392,686	342,375
Rent	9,325	8,380	27,442	24,550
Other operating	66,848	59,276	204,523	180,491
Pre-opening	5,749	3,945	14,476	12,677
Depreciation and amortization	17,843	15,164	50,994	43,682
Impairment and closure	—	(16)	—	10
General and administrative	21,927	19,469	67,344	60,980

Total costs and expenses	407,533	356,397	1,242,165	1,074,317

Income from operations	30,556	28,821	110,852	103,406

Interest expense, net	470	492	1,480	1,564
Equity income from investments in unconsolidated affiliates	449	410	1,288	975

Income before taxes	30,535	28,739	110,660	102,817
Provision for income taxes	9,141	9,017	33,419	31,462

Net income including noncontrolling interests	$21,394	$19,722	$77,241	$71,355
Less: Net income attributable to noncontrolling interests	912	841	3,329	2,928
Net income attributable to Texas Roadhouse, Inc. and subsidiaries	$20,482	$18,881	$73,912	$68,427

Net income per common share attributable to Texas Roadhouse, Inc. and subsidiaries:
Basic	$0.29	$0.27	$1.06	$0.98
Diluted	$0.29	$0.27	$1.05	$0.97

Weighted average shares outstanding:
Basic	70,117	69,544	69,995	69,793
Diluted	70,735	70,395	70,639	70,639

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 29, 2015	December 30, 2014

Cash and cash equivalents	$72,616	$86,122
Other current assets	48,972	61,604
Property and equipment, net	723,294	649,637
Goodwill	116,571	116,571
Intangible assets, net	5,171	6,203
Other assets	25,847	23,005

Total assets	$992,471	$943,142

Current maturities of long-term debt	20,140	129
Other current liabilities	195,122	215,842
Long-term debt, excluding current maturities	50,587	50,693
Other liabilities	61,112	61,522
Texas Roadhouse, Inc. and subsidiaries stockholders’ equity	658,309	607,892
Noncontrolling interests	7,201	7,064

Total liabilities and equity	$992,471	$943,142

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	39 Weeks Ended
	September 29, 2015	September 30, 2014

Cash flows from operating activities:
Net income including noncontrolling interests	$77,241	$71,355
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	50,994	43,682
Share-based compensation expense	15,649	10,937
Other noncash adjustments	(5,066)	(1,392)
Change in working capital	(8,939)	(7,277)
Net cash provided by operating activities	129,879	117,305

Cash flows from investing activities:
Capital expenditures - property and equipment	(123,471)	(89,645)
Proceeds from sale of property and equipment, including insurance proceeds	272	1,197
Net cash used in investing activities	(123,199)	(88,448)

Cash flows from financing activities:
Proceeds from revolving credit facility	20,000	—
Repurchase shares of common stock	(4,741)	(39,966)
Dividends paid	(34,247)	(20,923)
Other financing activities	(1,198)	(3,535)
Net cash used in financing activities	(20,186)	(64,424)

Net decrease in cash and cash equivalents	(13,506)	(35,567)
Cash and cash equivalents - beginning of period	86,122	94,874
Cash and cash equivalents - end of period	$72,616	$59,307

Texas Roadhouse, Inc. and Subsidiaries

Supplemental Financial and Operating Information

($ amounts in thousands, except weekly sales by group)

(unaudited)

	Third Quarter		Change		Year to Date		Change
	2015	2014	vs LY		2015	2014	vs LY

Restaurant openings
Company - Texas Roadhouse	9	3	6		17	15	2
Company - Bubba’s 33	1	0	1		4	0	4
Company - Jaggers	0	0	0		1	0	1
Franchise - Texas Roadhouse	1	0	1		2	1	1
Total	11	3	8		24	16	8

Restaurants open at the end of the quarter
Company - Texas Roadhouse	385	360	25
Company - Bubba’s 33	7	1	6
Company - Jaggers	2	0	2
Franchise - Texas Roadhouse	81	75	6
Total	475	436	39

Company-owned restaurants
Restaurant sales	$433,932	$381,991	13.6%		$1,340,917	$1,167,766	14.8%
Store weeks	5,044	4,682	7.7%		14,834	13,799	7.5%
Comparable restaurant sales growth (1)	6.9%	5.9%			8.1%	3.9%
Texas Roadhouse restaurants only:
Comparable restaurant sales growth (1)	6.9%	5.9%			8.1%	3.9%
Average unit volume (2)	$1,119	$1,050	6.6%		$3,531	$3,267	8.1%
Weekly sales by group:
Comparable restaurants (346 units)	$86,331
Average unit volume restaurants (22 units) (3)	$82,555
Restaurants less than 6 months old (17 units)	$92,082
Restaurant operating costs (as a % of restaurant sales)
Cost of sales	36.1%	36.0%	6	bps	36.1%	35.1%	108	bps
Labor	29.8%	29.5%	32	bps	29.3%	29.3%	(3	) bps
Rent	2.1%	2.2%	(4	) bps	2.0%	2.1%	(6	) bps
Other operating	15.4%	15.5%	(11	) bps	15.3%	15.5%	(20	) bps
Total	83.4%	83.2%	22	bps	82.7%	81.9%	78	bps
Restaurant margin (4)	16.6%	16.8%	(22	) bps	17.3%	18.1%	(78	) bps
Restaurant margin ($ in thousands)	$71,917	$64,156	12.1%		$231,566	$210,798	9.9%
Restaurant margin $/Store week	$14,258	$13,703	4.1%		$15,610	$15,276	2.2%

Franchise-owned restaurants
Franchise royalties and fees	$4,157	$3,227	28.8%		$12,100	$9,957	21.5%
Store weeks	1,052	975	7.9%		3,112	2,912	6.9%
Comparable restaurant sales growth (1)	7.7%	5.2%			7.4%	4.4%
Average unit volume (2)	$1,205	$1,134	6.2%		$3,808	$3,473	9.6%

Pre-opening expense	$5,749	$3,945	45.7%		$14,476	$12,677	14.2%

Depreciation and amortization	$17,843	$15,164	17.7%		$50,994	$43,682	16.7%
As a % of revenue	4.1%	3.9%	14	bps	3.8%	3.7%	6	bps
General and administrative expenses	$21,927	$19,469	12.6%		$67,344	$60,980	10.4%
As a % of revenue	5.0%	5.1%	(5	) bps	5.0%	5.2%	(20	) bps

(1)  Comparable restaurant sales growth reflects the change in year-over-year sales for restaurants open a full 18 months before the beginning of the period measured, excluding sales from restaurants closed during the period.

(2)  Average unit volume includes sales from Texas Roadhouse restaurants open for a full six months before the beginning of the period measured, excluding sales from restaurants closed during the period.

(3)  Average unit volume restaurants include Texas Roadhouse restaurants open a full six to 18 months before the beginning of the period measured.

(4)  Restaurant margin represents restaurant sales less cost of sales, labor, rent and other operating costs (as a percentage of restaurant sales).  Restaurant margin is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance.  Restaurant margin is not a measurement determined in accordance with GAAP and should not be considered in isolation, or as an alternative, to income from operations or other similarly titled measures of other companies.

Amounts may not foot due to rounding.